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                                                                    EXHIBIT 99.1

For Immediate Release                 Contact:  Timothy J. Reid   (785) 295-6695

PAYLESS SHOESOURCE ANNOUNCES COMPLETION OF RESTRUCTURING STUDY AND ASSOCIATED CHARGE

     TOPEKA, Kan., January 25, 2002 -- Payless ShoeSource, Inc. (NYSE:PSS) has completed a previously announced restructuring study designed to improve the alignment of key business functions, accelerate decision-making and reduce operating expenses.

Consistent with these objectives, the Company anticipates taking a fourth quarter charge of approximately $70 million pre-tax, $43 million after-tax, and $1.94 per share on a diluted basis. The cash portion of the charge is estimated to total $43 million.

The charge will include the previously announced estimate of $18 to $20 million, cash, pre-tax for restructuring the corporate office and the closing of four division offices. In addition to those actions, the fourth quarter charge will also include the costs associated with the closing of 104 under-performing stores, including 67 stores operating under the Parade trade name, and 37 Payless ShoeSource stores, and an impairment charge to write down the book value of certain long-lived assets to their fair value. The store closings differ from closings in the normal course of business in that they have a longer remaining lease term. The remaining Parade locations will be concentrated in the Northeast and selected major metropolitan areas.

The charge includes costs associated with severance, lease terminations, asset write-offs for closed and impaired stores, and fees for professional services relating to developing and implementing the restructuring plan.

The company now expects the annualized benefits from these actions to total $25 to $30 million, pre-tax, compared to the $18 million benefit previously announced. The benefits will be realized in both gross margin and selling, general and administrative expenses.

The Company has also amended its senior secured credit facility to provide additional flexibility to implement this restructuring and support its continuing business operations.

Payless Shoesource continues to anticipate mid single-digit negative same-store sales for the fourth quarter of fiscal 2001. Including the above charge, the Company expects to post a loss in the fourth quarter 2001 of $1.54 to $1.59 per share. Full year earnings per share for fiscal 2001 are forecast to be $1.91 to $1.96, compared to $5.01 in 2000.

Excluding these charges, the Company reaffirms its previous estimate that earnings would be in the range of $0.35 to $0.40 per share in the fourth quarter and $3.86 to $3.91 per share for the full year 2001.

Including the planned store closings announced today, the company expects a net increase of 75 to 80 stores during fiscal 2002.

Payless ShoeSource, Inc. is North America's largest family footwear retailer. The company operates a total of 4,974 stores offering quality family footwear at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(sm), at www.payless.com.

This release contains forward-looking statements relating to anticipated financial performance, store openings and store closings. A variety of known and unknown risks and uncertainties and other factors could cause actual results and expectations to differ materially from the anticipated results or expectations. Please refer to our 2000 Annual Report and our Form 10-K for the fiscal year ended February 3, 2001, for more information on these and other risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.